PRESS RELEASE

PARAGON OFFSHORE NAMES ALEJANDRA VELTMANN
AS VICE PRESIDENT—CHIEF ACCOUNTING OFFICER

HOUSTON, June 1, 2015 – Paragon Offshore plc (“Paragon”) (NYSE: PGN) today announced that Alejandra Veltmann has joined the company as Vice President – Chief Accounting Officer reporting to Steven A. Manz, Paragon’s Senior Vice President and Chief Financial Officer. Ms. Veltmann will be responsible for overseeing corporate accounting and financial reporting.
“We are excited that Alejandra has elected to join Paragon,” said Mr. Manz. “Her depth and breadth of experience across the oil service industry will strengthen our finance team, and her leadership will enhance our ongoing commitment to transparent financial reporting and maintaining our cost efficient operations.”
Ms. Veltmann’s most recent role was Vice President and Chief Accounting Officer at Geokinetics, an independent international land and shallow water geophysical services firm. Prior to this, she founded an international financial consulting practice for clients in the oil and gas services industry. She also held various positions at Grey Wolf Drilling and Precision Drilling and has consulted in the role of Chief Financial Officer for a number of entrepreneurial companies. Ms. Veltmann has worked as a senior manager for KPMG LLP and began her career with Arthur Andersen LLP in 1992. She is a certified public accountant and holds a BBA degree in Accounting from The University of New Mexico.
About Paragon Offshore
Paragon is a global provider of offshore drilling rigs. Paragon’s drilling fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

For additional information, contact:
For Investors        Lee M. Ahlstrom
& Media:         Senior Vice President – Investor Relations, Strategy and Planning
+1.832.783.4040

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